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                                   $25,000,000

                            REVOLVING LOAN AGREEMENT

                                  by and among

                           CAPITAL LEASE FUNDING, INC.

                                       and

                             CAPLEASE SERVICES CORP.

                                       and

                                  CAPLEASE, LP,
                                  as Borrowers,

                                       and

                       WACHOVIA INVESTMENT HOLDINGS, LLC,
                          in its respective capacities
                  as Initial Lender and as Administrative Agent

                           Dated as of August 26, 2005

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
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                                TABLE OF CONTENTS
                                                                                                             Page
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ARTICLE I             DEFINITIONAL PROVISIONS....................................................................1

         Section 1.01          Definitions.......................................................................1

         Section 1.02          Other Definitional Provisions....................................................18

         Section 1.03          Accounting Terms.................................................................19

         Section 1.04          Computation of Time Periods......................................................19

ARTICLE II            THE LOANS; AMOUNT AND TERMS...............................................................19

         Section 2.01          Loans............................................................................19

         Section 2.02          Payments to Collection Account...................................................21

         Section 2.03          Prepayments......................................................................22

         Section 2.04          Default Rate and Payment Dates...................................................23

         Section 2.05          Computation of Interest and Fees.................................................24

         Section 2.06          Pro Rata Treatment and Payments..................................................24

         Section 2.07          Non-Receipt of Funds by the Administrative Agent.................................26

         Section 2.08          Inability to Determine Interest Rate.............................................27

         Section 2.09          Illegality.......................................................................27

         Section 2.10          Requirements of Law..............................................................28

         Section 2.11          Indemnity........................................................................29

         Section 2.12          Taxes............................................................................29

ARTICLE III           CONDITIONS PRECEDENT......................................................................31

         Section 3.01          Conditions to Closing Date.......................................................31

         Section 3.02          Conditions to All Extensions of Credit...........................................35

ARTICLE IV            REPRESENTATIONS AND WARRANTIES............................................................36

         Section 4.01          Representations and Warranties...................................................36

ARTICLE V             COVENANTS.................................................................................39

         Section 5.01          Applied Covenants................................................................40

         Section 5.02          Pledged Assets...................................................................40

         Section 5.03          Financial Covenants..............................................................40

         Section 5.04          Certificates; Other Information..................................................40

         Section 5.05          No Other Negative Pledge.........................................................41

         Section 5.06          Escrowed Funds...................................................................41

         Section 5.07          Recourse Loans...................................................................41

ARTICLE VI            EVENTS OF DEFAULT.........................................................................41

         Section 6.01          Events of Default................................................................41

         Section 6.02          Acceleration; Remedies...........................................................44

         Section 6.03          Notice of Default................................................................44

         Section 6.04          Non-Reliance on Administrative Agent and Other Lenders...........................44

         Section 6.05          Indemnification..................................................................45

         Section 6.06          The Administrative Agent in Its Individual Capacity..............................45

         Section 6.07          Successor Administrative Agent...................................................46

         Section 6.08          Other Agents.....................................................................46
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                                      -i-
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                                TABLE OF CONTENTS
                                   (continued)

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
ARTICLE VII           THE ADMINISTRATIVE AGENT..................................................................47

         Section 7.01          Appointment......................................................................47

         Section 7.02          Delegation of Duties.............................................................47

         Section 7.03          Exculpatory Provisions...........................................................47

         Section 7.04          Reliance by Administrative Agent.................................................48

ARTICLE VIII          JOINT AND SEVERAL LIABILITY...............................................................48

         Section 8.01          Joint and Several Liability; Full Recourse Obligations...........................48

ARTICLE IX            MISCELLANEOUS.............................................................................50

         Section 9.01          Amendments, Waivers and Release of Collateral....................................50

         Section 9.02          Survival of Representations and Warranties.......................................53

         Section 9.03          Successors and Assigns; Participations; Purchasing Lenders.......................53

         Section 9.04          Adjustments......................................................................56

         Section 9.05          Indemnification and Expenses.....................................................56

         Section 9.06          Notices and Other Communications.................................................57

         Section 9.07          Entire Agreement; Severability...................................................58

         Section 9.08          GOVERNING LAW....................................................................58

         Section 9.09          SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL..........................58

         Section 9.10          Periodic Due Diligence Review....................................................60

         Section 9.11          Termination of Repurchase Agreement; Extension of Term...........................60

         Section 9.12          Legal Matters....................................................................60

         Section 9.13          Confidentiality..................................................................61

         Section 9.14          Right of Set-off.................................................................61

         Section 9.15          Treatment of Certain Information.................................................62

SCHEDULES

Schedule 1.01(B)                Lenders and Commitments
Schedule 3.01(e)                Applicable Premium
Schedule 3.01(h)                Organizational Chart of the Borrowers

EXHIBITS

Exhibit A                       Form of Revolving Note
Exhibit B                       Form of Commitment Transfer Supplement
Exhibit C                       Form of SPE Organizational Documents
Exhibit D                       Form of Pledge and Security Agreement
Exhibit E                       Form of Closing Certificate
Exhibit F                       Form of Deposit Account Control Agreement
Exhibit G                       Form of Solvency Certificate
Exhibit H                       Form of Compliance Certificate
Exhibit I                       Form of Negative Pledge Agreement
Exhibit J                       Form of Notice of Borrowing
Exhibit K                       Form of 2.12 Certificate

                            REVOLVING LOAN AGREEMENT

      THIS REVOLVING LOAN AGREEMENT, dated as of August 26, 2005 (this "Loan Agreement"), among CAPLEASE SERVICES CORP., a Delaware corporation ("Services"), CAPITAL LEASE FUNDING, INC., a Maryland corporation ("Parent"), Caplease, LP, a Delaware limited partnership ("CapLease," and together with Parent and Services, the "Borrowers") and WACHOVIA INVESTMENT HOLDINGS, LLC, in its capacity as the initial Lender ("Initial Lender") and as administrative agent for the financial institutions and banks ("Lenders") party hereto from time to time (in such capacity, the "Administrative Agent" or the "Agent").

                              W I T N E S S E T H:

      WHEREAS, the Borrowers have requested, and the Initial Lender has agreed, to extend certain credit facilities to the Borrowers on the terms and conditions set forth herein;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                   ARTICLE I

                             DEFINITIONAL PROVISIONS

      Section 1.01 Definitions.

            (a) As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa).

            "Act of Insolvency": With respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person;
(iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

            "Adjusted EBITDA": For any Person, (i) EBITDA less (ii) Loss Reserves for the applicable period.

            "Adjustment Event": With respect to any Eligible Asset, the occurrence of any of the following (each of which shall be deemed to adjust the Purchase Price of any Eligible Asset by such amount as may be determined by Agent exercising reasonable discretion): (a) any theft, loss, physical destruction or damage, taking, condemnation or similar event; (b) the Fair Market Value of any Eligible Asset is not supported or validated pursuant to a FIRREA standard appraisal, as determined by the Agent in its sole discretion;
(c) any violation or noncompliance, or claim or allegation of violation of or noncompliance with, any Environmental Laws, including, without limitation, by any Person or Governmental Authority; (d) any default in or nonperformance of any material obligations by any landlord or by any tenant leasing a material portion of any Eligible Asset or the termination of any such tenant's lease; or
(e) any default in or nonperformance of obligations by any Person arising out of or in connection with any construction, capital improvement or similar projects or undertakings, including, without limitation, material cost overruns (solely to the extent included by the Agent and/or the Initial Lender in evaluating the initial Purchase Price of such Eligible Asset and extending credit in connection with the financing or refinancing of such Purchase Price upon the terms and conditions set forth in this Agreement).

            "Advance Rate": Up to 25% of the Purchase Price of each Eligible Asset.

            "Affiliate": As to any Person, an "Affiliate" of such Person, as such term is defined in the Bankruptcy Code.

            "Agreement": This Loan Agreement, as amended, restated, amended and restated and supplemented from time to time.

            "ALTA": The American Land Title Association.

            "Alternate Base Rate": The per annum rate of interest equal to the greater of (a) the prime rate or (b) the federal funds rate plus one half of one percent (0.5%). Any change in the Alternate Base Rate resulting from a change in the prime rate or the federal funds rate shall become effective as of 12:01 a.m. on the business day on which each such change occurs. The Alternate Base Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Agent or any other Lender on any extension of credit to any Borrower.

            "Alternate Base Rate Loans": Loans the rate of interest applicable to which is based on the Alternate Base Rate.

            "Anti-Money Laundering Loans": The meaning specified in Section 4.01(q).

            "Applicable Premium": The meaning specified in Schedule 3.01(e).

            "Applied Covenants": The covenants of Parent and Caplease, as applicable, set forth in Sections 9.01(a), (b), (c), (d), (e), (f), (i), (j),
(k), (n), (q), (r), (t), (u), (w) and (x) of the Repurchase Agreement.

            "Approved Fund": With respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

            "Bankruptcy Code": The United States Bankruptcy Code of 1978, as amended from time to time.

            "Borrowing Date": In respect of any Loan, the date such Loan is made.

            "Business Day": Any day other than a (i) Saturday or Sunday or (ii) day on which banks in the State of North Carolina, the State of New York, the District of Columbia, or the state in which any of the Agent or the Borrowers is located is authorized or obligated by law or executive order to be closed.

            "Capital Expenditures": For any Person during any period, without duplication, the sum of (1) actual expenditures which are capitalized in conformity with GAAP and (ii) all recurring reserve payments for capital expenditures which are required of such Person under any other loan documents.

            "Capitalized Lease Obligations": Obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

            "Caplease": Caplease, LP, a Delaware limited partnership.

            "Cash and Cash Equivalents": (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and government sponsored entities or pools of such instruments offered by approved banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities,
(iv) time deposits, domestic and Eurodollar certificates of deposit, bankers' acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody's and/or guaranteed by a Person with an Aa1 rating by Moody's, an AA- rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by approved banks (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an approved bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA- by S&P and/or Aa1 by Moody's and/or guaranteed by a Person with an Aa1 rating by Moody's and/or a AA- rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody's and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an approved bank (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an approved bank), (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by a Person with an AA- rating given by S&P or Aa1 rating given by Moody's or better rated credit.

            "Change of Control": (a) any Person or two or more Persons acting in concert shall have acquired "beneficial ownership," directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing more than 50% of the combined voting power of all Voting Interests of Parent, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrowers and their Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1934) or (d) the adoption by the equity holders of the Parent of a plan or proposal for the liquidation or dissolution of the Parent. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

            "Closing Certificate": A Closing Certificate, substantially in the form attached hereto as Exhibit E, including all attachments and exhibits thereto, which shall include a copy of: (a) if applicable, a copy of the escrow instruction letters delivered by the buyer to the applicable title companies in respect of the Eligible Asset acquisition; (b) an unrecorded copy of all deeds evidencing title to and ownership of the Eligible Asset by an SPE Entity, in recordable form; (c) any HUD-1 (or equivalent) settlement statements in respect of such Eligible Asset acquisition; and (d) such other documentation as the Administrative Agent may reasonably request.

            "Code": The Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": A collective reference to the collateral which is identified in, and at any time covered by, the Security Documents or such other collateral in which a security interest may be granted in favor of the Agent to secure the Obligations.

            "Collection Account": The meaning given to such term in Section
2.02.

            "Commitment Period": The period of time commencing on the date hereof and ending on the Business Day preceding the Termination Date.

            "Commitment Transfer Supplement": A Commitment Transfer Supplement, in substantially the form of Exhibit B.

            "Compliance Certificate": A Compliance Certificate, in substantially the form of Exhibit H, demonstrating compliance by the Borrowers and their Subsidiaries as of the date of delivery thereof with the financial covenants contained in Section 5.03 hereof and such other matters as are set forth therein, in each case for the periods specified therein.

            "Consolidated Total Assets": At any time, all amounts which would be included as assets on a consolidated balance sheet of the Borrowers other than
(i) amounts owing to any Borrower from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with any Borrower or their respective Affiliates, (ii) intangible assets (including, without limitation, synthetic or derivative products and/or positions) other than intangible assets arising from the allocation of the purchase price on real property acquisitions, (iii) prepaid taxes and/or expenses (which shall not include, for the avoidance of doubt, purchase price, mortgage loan and other deposits and escrows), and (iv) assets which have not yet been acquired but are consolidated under FIN 46. For the avoidance of doubt, "Consolidated Total Assets" shall not be reduced by "accumulated depreciation and amortization" on real estate investments.

            "Consolidated Total Liabilities": At any time, without duplication, all amounts which would be included as liabilities on a consolidated balance sheet of the Borrowers, plus all (i) Contingent Liabilities less any liabilities under which the Borrowers or any Subsidiary are not obligated but are consolidated under FIN 46 and (ii) Preferred Securities of any Subsidiary.

            "Contingent Liabilities": Without duplication, all items that would constitute "Contingent Obligations" as such term is defined under GAAP or pursuant to the reporting requirements of Sections 13 and 15 of the Securities Exchange Act of 1934, as amended.

            "Continuing Director": Means (i) an individual who is a member of the Parent's Board of Directors on the date hereof or (ii) any new director whose appointment was approved by a majority of the persons who were already Continuing Directors at the time of such appointment, election or approval.

            "Costs": Any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements).

            "Debt Issuance": Means the issuance of any Indebtedness, including, without limitation, Preferred Securities to the extent such Preferred Securities constitute Indebtedness, including, without limitation, in accordance with applicable federal or state Tax Laws, for borrowed money by the Borrowers or any of their Subsidiaries.

            "Debt Service": Means, for any period, the sum of (a) Interest Expense of the Borrowers and their Subsidiaries determined on a consolidated basis for such period, and (b) all regularly scheduled and required principal payments made with respect to Indebtedness of the Borrowers and their Subsidiaries during such period (other than principal payments made by Borrowers and their Subsidiaries on collateralized debt obligations, repurchase facilities, or other substantially similar arrangements), other than any balloon, bullet, margin or similar principal payment which repays such Indebtedness in full. Debt Service shall include a proportionate share of items
(a) and (b) of all Unconsolidated Affiliates.

            "Default": Any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Default Rate": The meaning given to such term in Section 2.04.

            "Deposit Account Control Agreement": The Deposit Account Control Agreement, in substantially the form attached hereto as Exhibit F.

            "Derivatives Contract": Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term "Derivatives Contract" includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

            "Derivatives Termination Value": In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

            "Dollars" and "$": Lawful money of the United States of America.

            "Due Diligence Review": The performance by the Agent of any or all of the reviews permitted under Section 9.10 with respect to any or all of the Purchased Assets, as reasonably desired by the Agent from time to time.

            "EBITDA": With respect to a Person for any period: (a) net income (or loss) of such Person for such period determined on a consolidated basis (prior to any impact from minority interests and before deduction of preferred dividends on preferred stock, if any, of Borrower), in accordance with GAAP, plus the following (but only to the extent actually included in determination of such net income (loss)): (i) income tax expense; (ii) extraordinary or non-recurring gains and losses; (iii) depreciation and amortization expense; and
(iv) interest expense; plus (b) such Person's pro rata share of EBITDA of its Unconsolidated Affiliates.

            "Effective Date": The first date upon which all of the conditions precedent set forth in Section 3.01 shall have been satisfied.

            "Eligible Asset": A real estate asset that is accepted by the Agent for financing and is subject to a Loan hereunder.

            "Eligible Asset Disposition": A (i) bona fide sale, transfer or other disposition of an Eligible Asset by any SPE Entity to a Person who is not an Affiliate, or (ii) refinancing or encumbering of any Eligible Assets.

            "Eligible Asset File": All documents, records, files, data, information and correspondence in respect of the subject Eligible Asset as maintained by the Borrowers or their Subsidiaries.

            "Environmental Indemnity Agreement": The Environmental Indemnity Agreement, executed on the date hereof by the Borrowers in favor of the Agent.

            "Environmental Laws": Any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "Equity Interest": With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

            "Equity Issuance": Any issuance by the Borrowers or any Subsidiary to any Person which is not a Borrower of (a) Equity Interests, (b) Equity Interests pursuant to the exercise of options or warrants; and (c) Equity Interests pursuant to the conversion of any debt securities to equity; but excluding any issuance pursuant to the Parent's 2004 Stock Incentive Plan or a dividend reinvestment plan that the Parent may adopt from time to time.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate": Any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

            "Escrowed Funds": Any portion of the Purchase Price of any Purchased Assets that is the subject of a binding escrow arrangement with respect to disbursement of such Purchase Price to the counterparty to such escrow arrangement, including, without limitation, in connection with construction and building projects associated with any Purchased Asset.

            "Eurodollar Reserve Percentage": For any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

            "Event of Default": The meaning specified in Section 7.01.

            "Exit Fee": The meaning provided in the Fee Letter.

            "Extension of Credit": As to any Lender, the making of a Loan by such Lender.

            "Fair Market Value": With respect to (a) a security listed on a national securities exchange or recognized automated quotation system, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions; (b) with respect to any other property, including realty, other than Eligible Assets, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction and (c) Eligible Assets, the price which could be negotiated in an arm's-length free market transaction, for cash for such Eligible Asset, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction, in each case, as determined by Agent in its sole discretion.

            "Federal Funds Effective Rate": The meaning set forth in the definition of "Alternate Base Rate".

            "Federal Funds Rate": For any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing and reputation reasonably selected by the Agent.

            "Fee Letter": That certain Fee Letter, dated as of the date hereof, among the Borrowers and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

            "Fixed Charge Coverage Ratio": For any Person during any period, the Adjusted EBITDA for such period divided by the Fixed Charges for the same period.

            "Fixed Charges": For any Person during any period, the sum of (a) Debt Service, (b) all Preferred Dividends, (c) Capitalized Lease Obligations paid or accrued during such period, and (d) Capital Expenditures (if any). Fixed Charges shall include a proportionate share of items (a), (b) and (c) of all Unconsolidated Affiliates.

            "Floating Rate Debt": All Indebtedness of a Person that bears interest at a variable rate during the scheduled life of such Indebtedness and for which such Person has not obtained interest rate swap agreements that effectively cause such variable rates to be equivalent to fixed rates through the maturity of the Indebtedness.

            "Funds from Operations": For a given period, (a) Net Income of the Parent and its Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property of the Parent and its Subsidiaries during such period, plus (c) depreciation and amortization of real and personal property assets of the Parent and its Subsidiaries for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures of the Parent and its Subsidiaries, determined in each case in accordance with GAAP.

            "GAAP": Generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in
Section 5.03 to the provisions of Section 1.03.

            "Governmental Authority": Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantee": As to any Person, any obligation of such Person directly or indirectly guaranteeing any indebtedness of any other Person or in any manner providing for the payment of any indebtedness of any other Person or otherwise protecting the holder of such indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

            "Indebtedness": Without duplication, all items that would constitute "Indebtedness" as such term is defined under GAAP or pursuant to the reporting requirements of Sections 13 and 15 of the Securities Exchange Act of 1934, as amended, but including in any event (i) any mandatory redeemable Equity Interests, any trust preferred Equity Interests (to the extent owned directly or beneficially by the Borrowers or any of their Subsidiaries) and any Contingent Liabilities and (ii) without duplication, any and all of the Borrowers' or any of their Affiliate' obligations under or in connection with Interest Rate Protection Agreements.

            "Indemnified Party": The meaning set forth in Section 9.05.

            "Initial Lender": As defined in the Recitals.

            "Interest Expense": Any Person's total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), on a consolidated basis plus the Person's pro rata share of Interest Expense from Joint Venture Investments and Unconsolidated Affiliates, without duplication for the most recent period.

            "Interest Payment Date": The eleventh (11th) day of each calendar month, provided that if such day is not a Business Day, the Interest Payment Date shall occur on the immediately succeeding Business Day.

            "Interest Period": With respect to any LIBOR Rate Loan, initially, the period commencing on the applicable Borrowing Date and ending as of the next succeeding Interest Payment Date; and thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending on the earlier to occur of (x) the next occurring Interest Payment Date or (y) the Termination Date.

            "Interest Rate Protection Agreement": Any futures contract, options related contract, short sale of US treasury securities or any interest rate swap, cap, floor or collar agreement or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to the Agent.

            "Lender": The meaning given to such term in the preamble to this Agreement.

            "Leverage Ratio": The ratio of Consolidated Total Assets to Consolidated Total Liabilities.

            "LIBOR": For any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "LIBOR" shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

            "LIBOR Lending Office": Initially, the office of each Lender designated in writing as such Lender's LIBOR Lending Office and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

            "LIBOR Rate": A rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

       LIBOR Rate =                          LIBOR
                                 ------------------------------------
                                 1.00 - Eurodollar Reserve Percentage

            "LIBOR Rate Loan": Loans the rate of interest applicable to which is based on the LIBOR Rate.

            "Lien": Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

            "Loan": The meaning set forth in Section 2.01(a).

            "Loan Documents": This Loan Agreement, each Revolving Note, the Intercreditor Agreement, the Security Documents, the Environmental Indemnity Agreement, each Negative Pledge Agreement, the Deposit Account Control Agreement and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Borrowers or their Subsidiaries in connection herewith (other than any agreement, document, certificate or instrument related to any Interest Rate Protection Agreement).

            "Loss Reserves": For any period of four trailing quarters, an amount equal to the greater of $500,000 or actual losses recorded on the Parent's statement of operations for such period. The Loss Reserves shall be determined on an aggregate basis with respect to all assets of the Borrowers and their Subsidiaries and a proportionate share of all assets of all Unconsolidated Affiliates.

            "Material Adverse Effect": A material adverse effect on (a) the properties, business, operations, financial condition or prospects of the Borrowers or the SPE Entities, (b) the ability of the Borrowers or the SPE Entities to perform their obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents,
(d) the rights and remedies of the Agent under any of the Loan Documents, (e) the timely payment of any amounts payable under the Loan Documents and (f) the Fair Market Value of any Eligible Asset.

            "Material Contracts": (a) any contract or other agreement, written or oral, of the Borrowers or any of their Subsidiaries involving in the aggregate a monetary liability of or to any such Person in excess of $5,000,000 (or, solely with respect to the Borrowers and not in respect of their Subsidiaries, in an amount in excess of $250,000) and (b) any other contract, agreement, written or oral, of the Borrowers or any of their Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

            "Moody's": Moody's Investors Service, Inc.

            "Multiemployer Plan": A multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been or are required to be made by the Borrowers or any ERISA Affiliate and that is covered by Title IV of ERISA.

            "Negative Pledge Agreement": The Negative Pledge Agreement, substantially in the form attached hereto as Exhibit I.

            "Net Income": With respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

            "Net Proceeds": With respect to any Equity Issuance or Debt Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance or Debt Issuance net of investment banking fees, legal fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

            "Non-Recourse Indebtedness": With respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non-recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

            "Notice of Borrowing": A request for a Loan borrowing pursuant to
Section 2.01(b)(i).

            "Obligations": Without duplication, (i) all of the obligations (including principal, interest, fees, reimbursements, indemnification obligations and other amounts) of the Borrowers to the Lenders (including the Initial Lender) and the Administrative Agent, whenever arising, under this Loan Agreement, the Notes or any of the other Loan Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Borrower or their Subsidiaries, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (ii) all liabilities and obligations, whenever arising, owing from any Borrower or their Subsidiaries arising under any Interest Rate Protection Agreement, and (iii) all liabilities and obligations, whenever arising, owing from any Borrower or their Subsidiaries to the Lenders (including the Initial Lender), the Agent or any of their Affiliates.

            "Parent": Capital Lease Funding, Inc., a Maryland corporation.

            "Participant": The meaning set forth in Section 9.03(b).

            "PBGC": The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Person": Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

            "Plan": An employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title N of ERISA, other than a Multiemployer Plan,

            "Pledge and Security Agreement": Each of the Pledge and Security Agreements, made by Caplease and the Parent in favor of the Initial Lender, as amended, restated, supplemented or in the form of Exhibit D attached hereto, otherwise modified and in effect from time to time.

            "Preferred Dividends": For any period and without duplication, all Restricted Payments paid or accrued during such period on Preferred Securities issued by the Borrowers or their Subsidiaries. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than mandatory redeemable stock) payable to holders of such class of Equity Interests; (b) to the Borrowers or their Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

            "Preferred Securities": With respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person or the Indebtedness in respect of any payments on such preferred Equity Interests, including but not limited to, the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.

            "Property": Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

            "Purchase Price": The Fair Market Value of aggregate consideration given, whether in the form of cash, property or other assets, by any SPE Entity, to acquire an Eligible Asset and shall include, without limitation, any contingent consideration payable in respect thereof and any Escrowed Funds.

            "Purchased Asset": As of any time, any asset (including, without limitation, (a) leasehold interests and (b) interests in Preferred Securities and participating mortgages in which the lender's interest therein is characterized as equity according to GAAP) owned directly by Borrowers or any SPE Entity.

            "Recovery Event": Receipt by the Borrowers or any of their SPE Entities of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any Eligible Asset, other than obsolete property or assets no longer used or useful in the business of the Borrowers or such SPE Entities.

            "Regulations T, U and X": Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

            "REIT": A "real estate investment trust" within the meaning of the Code.

            "Reportable Event": Any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, -22, .23, .26, .27 or .28 of PBGC Reg. 3-4043.

            "Repurchase Agreement": The Master Repurchase Agreement, dated as of September 22, 2004, as amended, among Initial Lender, as buyer, Caplease and certain special-purposes entity subsidiaries of Caplease, as Sellers, and Parent, as guarantor.

            "Requested Borrowing Date": The date specified in Section
2.01(b)(ii).

            "Requirement of Law": As to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Requisite Lenders": As of any date, Lenders holding Revolving Commitment Percentages totaling at least 66-2/3%, provided, that any Lender that is in default hereunder shall not be included in calculating such Revolving Commitment Percentages.

            "Responsible Officer": As to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

            "Restricted Payment": (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrowers or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrowers or any Subsidiary now or hereafter outstanding; and
(c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrowers or any Subsidiary now or hereafter outstanding.

            "Revolving Commitment": With respect to each Lender, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to such Lender's Revolving Commitment as specified in Schedule 1.01(B), as such amount may be reduced from time to time in accordance with the provisions hereof.

            "Revolving Commitment Percentage": For each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 1.01(B), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.03(c).

            "Revolving Commitment Amount": The meaning set forth in Section 2.01(a).

            "Revolving Note": That Revolving Note, in substantially the form attached hereto as Exhibit A.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

            "SEC": The Securities and Exchange Commission, or any successor thereto.

            "SEC Off-Balance Sheet Rules": The Disclosure in Management's Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

            "Secured Indebtedness": With respect to any Person, (a) all Indebtedness of such Person that is secured in any manner by any lien or encumbrance on any property plus (b) such Person's pro rata share of the Secured Indebtedness of any of such Person's Unconsolidated Affiliates.

            "Secured Recourse Indebtedness": All Total Indebtedness that is Secured Indebtedness and is not Nonrecourse Indebtedness.

            "Security Documents": The Pledge and Security Agreement, the Deposit Account Control Agreement, and such other documents executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent's security interests and liens arising thereunder, including, without limitation, UCC financing statements.

            "SPE Entity": A Subsidiary of the Parent or Caplease formed solely for the purposes of owning real estate which is an Eligible Asset hereunder and which Subsidiary shall have such corporate and capital structure, and have governing documents having such terms and restrictions, as shall be consistent with bankruptcy-remote "special-purpose entities" in the form of Exhibit C attached hereto or otherwise reasonably satisfactory to the Agent. Notwithstanding the foregoing, SPE Entities shall not be required to have independent directors, and "non-consolidation" opinions in connection with any SPE Entity shall only be required if requested by the Agent; and whenever any real estate asset is no longer an Eligible Asset hereunder, the Subsidiary that owns such asset shall no longer be considered an SPE Entity hereunder.

            "Subsidiary": With respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "Tax Laws": The meaning given to such term in Section 2.12.

            "Taxes": The meaning given to such term in Section 2.12.

            "Terminal Payment Date": As for any Eligible Asset, the date that is 90 days after the initial advance with respect to such Eligible Asset.

            "Termination Date": August 25, 2006, subject to earlier termination upon (i) any breach by the Borrowers hereunder and (ii) the termination of either the Repurchase Agreement or the WBNA Facility.

            "Transfer Effective Date": The meaning set forth in each Commitment Transfer Supplement.

            "2.12 Certificate": The meaning set forth in Section 2.12.

            "UCC Financing Statement": A financing statement on Form UCC-1 or the proper national UCC form, naming Initial Lender as "Secured Party" and Caplease and/or any applicable SPE Entity as "Debtor" and describing the Collateral.

            "Unconsolidated Affiliates": With respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

            "Underwriting Package": The following documentation in respect of the Subsidiary's contemplated acquisition and/or financing of real property pursuant to this Agreement: (a) Phase I (and, if applicable, Phase II) environmental reports; (b) engineering reports (if applicable); (c) appraisals (to the extent conducted by the Borrowers or the SPE Entity and available); (d) title policy commitments; (e) ALTA surveys; (f) agreement for purchase and sale of the underlying Eligible Asset if the Purchased Asset is an acquisition financing; (g) an executive summary, presenting in reasonable detail, the acquisition of such Eligible Asset; (h) the name and credit rating of the tenant leasing the Eligible Asset; and (i) copies of any (i) lease and (ii) escrow or holdback agreements or arrangements to be entered into in connection with, or arising out of, the acquisition of such Eligible Asset.

            "Uniform Commercial Code" or "UCC": The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection, or priority.

            "Unsecured Indebtedness": Total Indebtedness that is not Secured Indebtedness.

            "Unsecured Interest Expense": All Interest Expense of the Borrowers and their Subsidiaries attributable to Unsecured Indebtedness of the Borrowers and their Subsidiaries for the most recent period.

            "USA PATRIOT Act": The USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

            "Voting Interests": With respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

            "Wachovia Indebtedness": All Indebtedness of Borrowers provided by the Initial Lender or any of its Affiliates, and shall include, without limitation, Indebtedness arising under the WBNA Facility, the Repurchase Agreement and any Wachovia Interest Rate Protection Agreements.

            "Wachovia Interest Rate Protection Agreements": Any and all of the Borrowers' or any of their Affiliate' obligations arising under, or in connection with, any Interest Rate Protection Agreements to which the Initial Lender or any of its Affiliates is a counterparty thereto.

            "WBNA Facility": The Revolving Loan Agreement in aggregate principal amount of $75,000,000, dated as even date hereof, among the Borrowers and Wachovia Bank, National Association, in its respective capacities as initial Lender an as administrative agent for lenders party thereto from time to time and all accompanying documentation associated therewith.

      Section 1.02 Other Definitional Provisions.

            (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Loan Documents or any certificate or other document made or delivered pursuant hereto.

            (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The words "include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

            (e) The words "writing," "written" and comparable terms shall refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.

            (f) References to any agreement or contract are to such agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

      Section 1.03 Accounting Terms.

            Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of Parent delivered to the Lenders.

            The Borrowers shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any periodic financial statements, to the extent not disclosed in such periodic financial statements, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding periodic financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

      Section 1.04 Computation of Time Periods.

            All time references in this Loan Agreement and the other Loan Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                                   ARTICLE II

                           THE LOANS; AMOUNT AND TERMS

      Section 2.01 Loans.

            (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Initial Lender agrees initially and, upon an assignment of any portion of the Revolving Commitment to one or more Lenders, all Lenders, including, without limitation, the Initial Lender, severally, agree to make revolving credit loans (each a "Loan" and collectively the "Loans") to the Borrowers from time to time for the purposes hereinafter set forth; provided, however, that (i) in the event of an assignment of any portion of the Revolving Commitment Amount to one or more Lenders, with regard to each Lender individually, the sum of such Lender's share of outstanding Loans shall not exceed such Lender's Revolving Commitment Percentage of the aggregate Revolving Commitment Amount, and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Loans shall not exceed the aggregate Revolving Commitment Amount then in effect. For purposes hereof, the aggregate amount available hereunder shall be TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the "Revolving Commitment Amount"). Loans shall consist of LIBOR Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office.

            (b) Revolving Loan Borrowings.

            (i) Notice of Borrowing. The Borrowers shall request a Loan borrowing by written notice (or telephonic notice promptly confirmed in writing which confirmation may be by fax) to the Agent in the form of the Notice of Borrowing attached as Exhibit J not later than 11:00 a.m. on or before seven (7) Business Days prior to the date of the requested borrowing (unless a shorter notice period is approved by the Agent). Each such request for borrowing shall be irrevocable (except in the event of a default of the seller of the subject asset resulting in a failure to close) and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day) and (C) the aggregate principal amount to be borrowed. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender's share thereof.

            (ii) Delivery of Underwriting Package. No later than concurrently with the delivery to the Agent of the Notice of Borrowing (unless otherwise approved by the Agent), the Borrowers shall deliver to the Agent an Underwriting Package for each proposed Eligible Asset. The Agent shall notify the Borrowers on or prior to two (2) Business Days preceding the date specified in the Notice of Borrowing for the making of Loans (the "Requested Borrowing Date") whether the Agent has (i) rejected the proposed Loan based on the Agent's review of the Underwriting Package,
      (ii) has agreed to the proposed Loan or (iii) has agreed to make the requested Loan subject to remediation of any deficiencies in the Underwriting Package. The Borrowers shall use commercially reasonable efforts to remedy any deficiencies in the Underwriting Package on or prior to the Requested Borrowing Date. If such deficiencies remain unremedied as of the Requested Borrowing Date and, in the Agent's reasonable judgment, such deficiencies are material, the Agent shall not be obligated to make the Loan to the Borrowers requested in the Notice of Borrowing and the Agent may, in its sole discretion, refuse to honor the submitted Notice of Borrowing, which shall thereafter become void automatically without further action by any party.

            (iii) Minimum Amounts. Each Loan shall be in a minimum aggregate amount of $2,000,000 (or the remaining amount of the Revolving Commitment Amount, if less).

            (iv) Advances. Each Lender will make its Revolving Commitment Percentage of each approved Loan borrowing available to the Administrative Agent for the account of the Borrowers at the office of the Administrative Agent identified in the signature page to this Agreement, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

            (c) Use and Repayment of Loan Proceeds. The proceeds of all Loans shall be used solely to finance an Eligible Asset; provided, however, that no Loan proceeds in excess of the product of the (x) Fair Market Value of such Eligible Asset times (y) the Advance Rate may be used to finance such Eligible Asset. The Borrowers shall repay on the Terminal Payment Date, the amount of Loan proceeds used to finance such Eligible Asset. Amounts repaid hereunder may be reborrowed in accordance with the terms hereof.

            (d) Additional Loan Proceeds. Without the prior written consent of the Agent, no additional Loan proceeds may be used to finance any portion of the Purchase Price of any Eligible Asset if any Loan proceeds were used at any time during the term of this Agreement to initially finance any portion of the Purchase Price of such Eligible Asset.

            (e) Interest. Subject to the provisions of Section 2.04, Loans shall be comprised of LIBOR Rate Loans and each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Premium. Interest on Loans shall be payable in arrears on each Interest Payment Date.

            (f) Revolving Notes. The Borrowers' obligation to pay each Lender's Loans shall be evidenced by a Revolving Note made payable to such Lender in substantially the form of Exhibit A, if requested by such Lender.

      Section 2.02 Payments to Collection Account. Upon the delivery of one (1) Business Day's written notice from the Administrative Agent, the Borrowers shall pay all amounts received from the Eligible Assets on or after receipt of the notice into the collection account established pursuant to the terms of the Deposit Account Control Agreement (the "Collection Account"). Any failure to make such a mandatory payment into the Collection Account within one (1) Business Day as set forth above, shall be an Event of Default pursuant to
Section 6.01(a). Notwithstanding the foregoing mandatory payment obligation, all other payment obligations arising under the Loan Documents may, at the option of the Borrowers, also be deposited into the Collection Account.

      Section 2.03 Prepayments.

            (a) Optional Prepayments. The Borrowers shall have the right to make optional prepayments hereunder from time to time upon the delivery of five (5) Business Days' irrevocable notice; provided, however, that each optional prepayment of Loans shall be in a minimum principal amount of $2,000,000. Amounts prepaid under this Section 2.03(a) shall be applied first, to the extent amounts are outstanding under this Agreement, to the repayment of such amounts (pro rata with respect to advances under this Agreement) and then, to the outstanding Loans under the WBNA Facility (pro rata with respect to all such advances); provided, that each Lender shall receive its pro rata share of any such prepayment based on its Revolving Commitment Percentage. All prepayments under this Section 2.03(a) shall be subject to Section 2.11. All prepayments under this facility shall, to the extent required under the Fee Letter, be accompanied by the Exit Fee. Interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Loans may be reborrowed in accordance with the terms hereof.

            (b) Mandatory Prepayments.

            (i) Revolving Commitment Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Loans shall exceed the aggregate Revolving Commitment Amount then in effect, the Borrowers immediately shall prepay the Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vii) below).

            (ii) Eligible Asset Dispositions. Promptly following any Eligible Asset Disposition, the Borrowers shall prepay the Loans in an aggregate amount equal to the lesser of (x) 100% of the net proceeds derived from such Eligible Asset Disposition or (y) the portion of the Loans attributable to such Eligible Assets (such prepayment to be applied as set forth in clause (vii) below).

            (iii) Issuances of Debt and Equity. Immediately upon receipt by the Borrowers or any of their Subsidiaries of proceeds from any Equity Issuance or Debt Issuance, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Proceeds of such Equity Issuance or Debt Issuance, as the case may be (such prepayment to be applied as set forth in clause (vii) below).

            (iv) Recovery Event. Promptly upon receipt, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the net proceeds received in connection with a Recovery Event (such prepayment to be applied as set forth in clause (vii) below).

            (v) Adjustment Event. Immediately upon the occurrence and continuation of an Adjustment Event, the Borrowers shall repay to Agent an amount sufficient to reduce borrowings outstanding hereunder to an amount equal the product of the (a) adjusted Fair Market Value for the affected Eligible Asset resulting therefrom and (b) the Advance Rate (such prepayment to be applied to the affected Loan).

            (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 2.03(b)(ii) shall be applied pro rata to the then-outstanding Loans. All amounts required to be paid pursuant to
      Section 2.03(b)(iii), (v) and (vi) shall be applied to repay the Loans attributable to Eligible Assets which were disposed, refinanced or which experienced a Recovery Event or Adjustment Event, as the case may be. All amounts (A) required to be paid pursuant to Section 2.03(b)(iv) and (B) in excess of amounts used to repay Loans as provided in the immediately preceding sentence shall be applied:

            FIRST, to the payment of any Obligations of the Borrowers then outstanding hereunder in the priorities set forth in this Agreement until fully paid and discharged;

            SECOND, to the payment of any Obligations of the Borrowers then outstanding under the WBNA Facility and the other Loan Documents in the manner identified in Section 2.06(b) until fully paid and discharged;

            THIRD, to the payment of any obligations of the Borrowers then outstanding under the Repurchase Agreement in the priorities set forth in the Repurchase Agreement until fully paid and discharged; and

            FOURTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

      All prepayments under this Section 2.03(b) shall be subject to Section
      2.11 and be accompanied by: (A) interest on the principal amount prepaid through the date of prepayment; and (B) to the extent required by the Fee Letter, the Exit Fee.

      Section 2.04 Default Rate and Payment Dates.

            (a) (i) If all or a portion of the principal amount of any Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 5.0% (the "Default Rate"), or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, the principal of and, to the fullest extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 5.0% or (B) in the case of interest, fees or other amounts, the Default Rate (after as well as before judgment). The Requisite Lenders shall have the right to revoke the imposition of any default interest imposed under this Section 2.04(a).

            (b) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (a) of this Section 2.04 shall be payable from time to time on demand.

      Section 2.05 Computation of Interest and Fees.

            (a) All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the computations used by the Administrative Agent in determining any interest rate.

            (c) It is the intent of the Lenders and the Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrowers are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Loan Agreement, under the Revolving Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

      Section 2.06 Pro Rata Treatment and Payments.

            (a) Allocation of Payments Before Event of Default. Each borrowing of Loans shall be made pro rata by the Lenders according to the respective Revolving Commitment Percentages of the Lenders. Each payment under this Loan Agreement or any Revolving Note shall be applied, first, to any fees then due and owing by the Borrowers under this Agreement, second, to interest then due and owing hereunder and under the Revolving Notes and, third, to principal then due and owing hereunder and under the Revolving Notes. Each payment on account of any fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than prepayments) by the Borrowers on account of principal of and interest on the Loans shall be applied to such Loans in accordance with the terms of Section 2.06(b) hereof. Except to the extent provided in Section 2.03, each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.06(b). All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.12(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified on signature page hereto in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Loan Agreement to the contrary, after the Revolving Commitments shall have been terminated, and the Loans and all other amounts under the Loan Documents shall have become due and payable in accordance with the terms of Section 6.02 hereof, except as otherwise required pursuant to the terms of any intercreditor agreement, all amounts collected or received by the Administrative Agent or any Lender on account of the Borrowers' Obligations under the Loan Documents or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

            SECOND, to payment of any fees (including without limitation, the Exit Fee) owed to the Administrative Agent;

            THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' and consultants' fees) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Obligations of the Borrowers owing to such Lender;

            FOURTH, to the payment of all of the Obligations of the Borrowers consisting of accrued interest;

            FIFTH, to the payment of the outstanding principal amount of the Obligations of the Borrowers;

            SIXTH, to all other Obligations of the Borrowers and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

            SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

            In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on its Revolving Commitment Percentage) of amounts available to be applied pursuant to clauses "THIRD," "FOURTH," "FIFTH" and "SIXTH" above.

      Section 2.07 Non-Receipt of Funds by the Administrative Agent.

            (a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

            (b) Unless the Administrative Agent shall have been notified in writing by the Borrowers, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrowers do not intend to make such payment, the Administrative Agent may assume that such Borrowers have made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrowers have not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

            (c) A certificate of the Administrative Agent submitted to the Borrowers or any Lender with respect to any amount owing under this Section 2.07 shall be conclusive in the absence of manifest error.

      Section 2.08 Inability to Determine Interest Rate.

            Notwithstanding any other provision of this Loan Agreement, if (i) the Administrative Agent shall reasonably determine on an institutional basis for all LIBOR based loans (including the Loans) made by such Requisite Lenders (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or
(ii) the Requisite Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding all such LIBOR based loans (including the Loans), the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrowers and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrowers shall have notified the Administrative Agent upon receipt of such telephone notice that they wish to rescind or modify their request regarding such Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as or continued as LIBOR Rate Loans for the Interest Periods so affected.

      Section 2.09 Illegality.

            Notwithstanding any other provision of this Loan Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Loan Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrowers thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrowers hereby agree promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section (which certificate must be delivered to the Administrative Agent within 10 Business Days of the change in law) submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

      Section 2.10 Requirements of Law.

            (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i) shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

            (iii) shall impose on such Lender any other condition;

            and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Revolving Note, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans. A certificate as to any additional amounts payable pursuant to this Section (which certificate must be delivered to the Administrative Agent within 10 Business Days of the change in law) submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

            (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such person's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such person's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrowers shall be conclusive absent manifest error.

      Section 2.11 Indemnity.

            The Borrowers hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrowers to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of the Borrowers to accept a borrowing after the Borrowers have given a notice in accordance with the terms hereof (unless revoked in accordance with Section 2.01(b)(i)) and/or (c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with the terms hereof, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.11 submitted by any Lender, through the Administrative Agent, to the Borrowers (which certificate must be delivered to the Administrative Agent within thirty
(30) days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 2.11 shall survive termination of this Loan Agreement and payment of the Revolving Notes and all other amounts payable hereunder.

      Section 2.12 Taxes.

            (a) All payments made by the Borrowers hereunder or under any Revolving Note will be, except as provided in Section 2.12(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed pursuant to any law, rule, regulation or other promulgation by any Governmental Authority or by any political subdivision or taxing authority thereof (collectively, "Tax Laws") or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Loan Agreement or under any Revolving Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Note. The Borrowers will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrowers. The Borrowers agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

            (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Loan Agreement pursuant to Section 9.03 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or successor forms) certifying such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Loan Agreement and under any Revolving Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY as set forth in clause (i) above, or (x) a certificate in substantially the form of Exhibit L (any such certificate, a "2.12 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender's entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Loan Agreement and under any Revolving Note. In addition, each Lender agrees that it will deliver upon the Borrowers' request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Loan Agreement and any Revolving Note. Notwithstanding anything to the contrary contained in Section 2.12(a), but subject to the immediately succeeding sentence, (x) the Borrowers shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 2.12(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 2.12(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Internal Revenue Service Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.12, the Borrowers agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.12(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

            (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

            (d) If the Borrowers pay any additional amount pursuant to this
Section 2.12 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrowers an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrowers. In the event that no refund or credit is obtained with respect to the Borrowers' payments to such Lender pursuant to this Section 2.12, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section
2.12 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section
2.12 to the Borrowers or any other party.

            (e) The agreements in this Section 2.12 shall survive the termination of this Loan Agreement and the payment of the Revolving Notes and all other amounts payable hereunder.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

      Section 3.01 Conditions.

            The obligation of the Initial Lender to make the initial Loans is subject to the satisfaction of the following conditions precedent:

            (a) Execution of Loan Agreement and Loan Documents. The Administrative Agent shall have received (i) counterparts of this Loan Agreement, executed by a duly authorized officer of each party hereto, (ii) a duly executed Revolving Note, (iii) counterparts of the Pledge and Security Agreement conforming to the requirements of this Loan Agreement and executed by duly authorized Responsible Officers of Caplease and each SPE Entity in existence as of the Closing Date, and (iv) counterparts of any other Loan Document, executed by the duly authorized Responsible Officers of the parties thereto.

            (b) Authority Documents. The Administrative Agent shall have received the following:

            (i) Articles of Incorporation, Etc. Copies of the articles of incorporation or other charter or formation documents of each Borrower and each SPE Entity in existence as of the Closing Date certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or formation, as the case may be.

            (ii) Resolutions. Copies of resolutions of the board of directors or other comparable managing body of Parent, on behalf of Parent and each SPE Entity, approving and adopting the Loan Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a Responsible Officer or the managing member of the Parent, to be true and correct and in force and effect as of such date.

            (iii) Bylaws. A copy of the bylaws and/or operating agreement of each Borrower and each SPE Entity in existence as of the Closing Date certified by a Responsible Officer or managing member of such Borrower and each SPE Entity as of the Closing Date to be true and correct and in force and effect as of such date.

            (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Borrower and each SPE Entity certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or formation, as the case may be, and each other state in which such Borrower and each SPE Entity is qualified to do business.

            (v) Incumbency. An incumbency certificate of each Borrower and each SPE Entity certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

            (c) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

            (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office and state of incorporation of each Borrower and each SPE Entity in existence as of the Closing Date and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist;

            (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

            (iii) all stock certificates, if any, evidencing the Collateral to be pledged to the Administrative Agent pursuant to the Pledge and Security Agreement, together with duly executed in blank undated stock powers attached thereto; and

            (iv) duly executed consents as are necessary, in the Administrative Agent's sole discretion, to perfect the Lenders' security interest in the Collateral.

            (d) Legal Opinions of Counsel. The Administrative Agent shall have received one or more opinions of counsel for the Borrowers dated the Closing Date and acceptable to the Administrative Agent and the Initial Lender.

            (e) Fees. The Administrative Agent and the Initial Lender shall have received all fees, if any, owing pursuant to the Fee Letter.

            (f) Litigation. There shall not exist any pending or threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Borrower or any of their respective Subsidiaries, this Agreement and the other Loan Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which could reasonably be expected to result in a Material Adverse Effect.

            (g) Solvency Certificate. The Administrative Agent shall have received an officer's certificate prepared by a Responsible Officer of the Borrowers as to the financial condition, solvency and related matters of the Borrowers, after giving effect to the initial borrowings under the Loan Documents, in substantially the form of Exhibit G hereto.

            (h) Corporate Structure. The corporate capital and ownership structure of the Borrowers and their respective Subsidiaries as of June 30, 2005 shall be as described in Schedule 3.01(h).

            (i) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financing and other transactions contemplated hereby have been obtained.

            (j) Compliance with Laws. The financing and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

            (k) Bankruptcy. There shall be no bankruptcy or insolvency proceedings commenced or threatened to be commenced against the Borrowers or any of their Subsidiaries.

            (l) Intentionally Omitted.

            (m) Financial Statements. The Administrative Agent and the Initial Lender shall have received copies of the financial statements referred to in
Section 4.01(f) hereof, each in form and substance satisfactory to it.

            (n) No Material Adverse Change. Since June 30, 2005, there has been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole.

            (o) Compliance Certificate. The Administrative Agent shall have received a Compliance Certificate in the form attached hereto as Exhibit H, duly executed by a Responsible Officer of the Parent, and satisfactory to the Administrative Agent in its sole discretion.

            (p) Officer's Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Parent as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrowers or any other transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Loan Agreement (including any initial Extensions of Credit hereunder), the other Loan Documents, and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects.

            (q) Maximum Leverage Ratio. The Leverage Ratio of the Borrowers and their Subsidiaries, after giving effect to any initial borrowings under the Loan Documents, is not greater than .85 to 1.00 as of the Closing Date.

            (r) Intentionally Omitted.

            (s) Extension of Repurchase Facility Term. The Administrative Agent shall have received evidence reasonably satisfactory to it provided by the Borrowers that the term of the Repurchase Agreement has been extended until August 25, 2006.

            (t) USA PATRIOT Act. The Borrowers shall have provided to the Administrative Agent, for benefit of the Administrative Agent and the Initial Lender, the necessary information required by the USA PATRIOT Act including, without limitation, the identity of the Borrowers and their Subsidiaries, the name and address of the Borrowers and their Subsidiaries and other information that will allow the Administrative Agent or the Initial Lender, as applicable, to identify the Borrowers and their Subsidiaries in accordance with the USA PATRIOT Act.

            (u) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Loan Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

      Section 3.02 Conditions to All Extensions of Credit.

            The obligation of the Initial Lender and any other Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

            (a) Representations and Warranties. The representations and warranties made by the Borrowers herein, in the Loan Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

            (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Loan Agreement.

            (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Loans shall not exceed the Revolving Commitment Amount then in effect.

            (d) SPE Conditions Precedent. If not previously satisfied, on or prior to giving effect to the making of any such Extension of Credit, each SPE Entity shall satisfy the conditions set forth in Sections 3.01(b)(i) through (v) and Sections 3.01(c)(i) through (iv).

            (e) SPE Entity Deliverables. On or prior to giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), with respect to each Eligible Asset to be financed or refinanced using any portion of Loan proceeds, the Administrative Agent shall have received a counterpart, duly executed by a Responsible Officer of the applicable SPE Entity of (i) a duly executed Negative Pledge Agreement in recordable form, (ii) a duly executed joinder to the Deposit Account Control Agreement, and (iii) a duly executed acknowledgment of the Pledge and Security Agreement (as attached thereto as Exhibit A) and of any other Security Document (to the extent Agent requests delivery thereof).

            (f) Certificates. The Administrative Agent shall have received a Closing Certificate, duly executed by a Responsible Officer of the Parent.

            (g) Additional Conditions to Loans. If such Loan is made pursuant to
Section 2.01, all conditions set forth in such Section shall have been satisfied.

            Each request for an Extension of Credit and each acceptance by the Borrowers of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrowers as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (f) of this Section have been satisfied.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      Section 4.01 Representations and Warranties. Each Borrower represents and warrants to the Administrative Agent that as of the date of this Agreement and, except where any such representation or warranty is expressly stated to have been made as of a specific date, at all times while the Loan Documents is in full force and effect:

            (a) Solvency. The Loan Documents are not being entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of the Borrowers' creditors. The financing contemplated hereby is not undertaken with the intent to hinder, delay or defraud any of the Borrowers' creditors. As of the date hereof, the Borrowers are not insolvent within the meaning of 11 U.S.C. Section 101 (32) or any successor provision thereof and the Obligations
(i) will not cause the liabilities of the Borrowers to exceed the assets of the Borrowers, (ii) will not result in the Borrowers having unreasonably small capital, and (iii) will not result in debts that would be beyond the Borrower's ability to pay as the same mature.

            (b) Ability to Perform. The Borrowers do not believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in the Loan Documents applicable to it to which it is a party.

            (c) No Defaults; No Material Adverse Effect. No Default or Event of Default or any Material Adverse Effect has occurred and is continuing hereunder.

            (d) Indebtedness of Borrowers. As of the Closing Date, the Borrowers' only Indebtedness other than Wachovia Indebtedness, is Non-Recourse Indebtedness.

            (e) Legal Name; Existence; Organizational Identification Number, Compliance with Law. Caplease's exact legal name is Caplease, LP.; Parent's exact legal name is Capital Lease Funding, Inc. Caplease is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a REIT, duly organized, validly existing and in good standing under the laws of the State of Maryland. Each Borrower and each SPE Entity is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. The Borrowers and all SPE Entities are in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrowers will promptly notify the Administrative Agent of the organizational identification number of any SPE Entity, and of any change in such entity's organizational number.

            (f) Financial Condition. The Parent has heretofore furnished to the Administrative Agent and the Initial Lender a copy of its consolidated balance sheets and its respective consolidated Subsidiaries, if any, as at the end of June 30, 2005 and the related consolidated statements of income and retained earnings and of cash flows for each Borrower as the case may be, and its respective consolidated Subsidiaries, if any, for such period and the portion of the fiscal year through the end of such period. Such financial statements fairly present, in all material respects, the consolidated financial position of each Borrower and its respective Subsidiaries as of such date in accordance with GAAP applied on a consistent basis.

            (g) Litigation. As of the date of this Agreement there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or to the best of the Borrowers' knowledge threatened) affecting the Borrowers or affecting any of the assets or properties of the Borrowers or any SPE Entity before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Loan Documents or any action to be taken in connection with the Borrowers' obligations under the Loan Documents, or (ii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

            (h) No Breach. Neither (a) the execution and delivery of the Loan Documents nor (b) the consummation of the transactions therein contemplated to be entered into by the Borrowers in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of the Borrowers or any of their Subsidiaries, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any material agreement or instrument to which the Borrowers are a party or by which either of them or either of their assets or properties is bound or to which either of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Loan Documents) upon any assets or properties of the Borrowers or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

            (i) Action. The Borrowers and the SPE Entities have all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents, as applicable; the execution, delivery and performance by the Borrowers and the SPE Entities of each of the Loan Documents have been duly authorized by all necessary corporate action on its part; and each Loan Document has been duly executed and delivered by the Borrowers and the SPE Entities and constitutes a legal, valid and binding obligation of the Borrowers and the SPE Entities enforceable against the Borrowers and the SPE Entities in accordance with its terms, subject to bankruptcy, insolvency, and other initiations on creditors rights generally and to equitable principals.

            (j) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any securities exchange, Governmental Authority or any other Person are required for the execution, delivery or performance by the Borrowers or the SPE Entities of the Loan Documents except for filings and recordings in respect of the Liens created pursuant to the Loan Documents (other than such authorizations, approvals, consents, filings or registrations that have already been obtained or made, as applicable, and remain in full force and effect).

            (k) Margin Regulations and Use of Proceeds. Neither any Extension of Credit hereunder, nor the use of the proceeds thereof, will be used (a) for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X, (b) for repurchasing any equity interest of the Borrowers or their Subsidiaries, or (c) funding any dividends or distributions to any holder of any Equity Interest of the Borrowers or their Subsidiaries.

            (l) Taxes. The Borrowers and their Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by them or any of their Subsidiaries, except for any such taxes or assessments as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrowers, adequate.

            (m) Investment Company Act. Neither of the Borrowers nor any of their Subsidiaries is an "Investment Company," or a company "Controlled" by an "Investment Company," within the meaning of the Investment Company Act of 1940, as amended.

            (n) Location of Books and Records. The location where each Borrower keeps its books and records, including all computer tapes and records related to the Eligible Assets and comprising the Eligible Assets File is its chief executive office unless notified by Borrowers.

            (o) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrowers to the Administrative Agent and the Initial Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrowers to the Administrative Agent and the Initial Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects, or (in the case of any projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Borrowers, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent and the Initial Lender for use in connection with the transactions contemplated hereby or thereby.

            (p) ERISA. No Borrower nor any of their Subsidiaries has established any Multiemployer Plan pursuant to ERISA, the Code or any other Federal or state law. Each Plan to which the Borrowers or any of their respective Subsidiaries make direct contributions, and, to the knowledge of the Borrowers, as applicable, each other Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

            (q) No Reliance. The Borrowers and the SPE Entities have made their own independent decisions to enter into the Loan Documents and as to whether the transactions contemplated thereby are appropriate and proper based upon their own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as they have deemed necessary. The Borrowers and the SPE Entities are not relying upon any advice from the Agent as to any aspect of the transactions contemplated hereby the legal, accounting or tax treatment of such transactions.

            (r) Compliance with Anti-Money Laundering Laws. The Borrowers and the SPE Entities have complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act (collectively, the "Anti-Money Laundering Laws"); The Borrowers have conducted the requisite due diligence in connection with the transactions contemplated hereby for purposes of the Anti-Money Laundering Laws.

            (s) Compliance with Financial Covenants. The Borrowers are in full compliance with the financial covenant set forth in Section 5.03 to the extent applicable.

                                   ARTICLE V

                                    COVENANTS

      The Borrowers hereby covenant and agree that on the Closing Date, and thereafter for so long as this Loan Agreement is in effect and until the Revolving Commitments have terminated, no Revolving Note remains outstanding and unpaid and the Obligations under this Loan Agreement, together with unpaid interest, fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, that, to the extent applicable:

      Section 5.01 Applied Covenants. The Applied Covenants shall apply herein to the Borrowers mutatis mutandis and the Borrowers shall comply in all respects with the terms and provisions of the Applied Covenants.

      Section 5.02 Pledged Assets. Caplease shall pledge all Collateral to the Administrative Agent and such Collateral shall be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request to be executed and delivered by the Borrowers. Caplease agrees not to further pledge any such Collateral to any other party for as long as such Collateral is subject to the Lien of the Security Documents.

      Section 5.03 Financial Covenants. The Leverage Ratio of the Borrowers shall be less than or equal to 0.85 to 1.00.

      Section 5.04 Certificates; Other Information. The Borrowers shall furnish to the Agent:

            (a) concurrently with the delivery of the financial statements pursuant to Section 9.01(a)(i) of the Repurchase Agreement, a Compliance Certificate, duly executed by a Responsible Officer of the Borrowers, certifying as to the matters specified therein for all applicable periods specified therein;

            (b) concurrently with the delivery of any financial statements pursuant to Section 9.01(a)(ii) of the Repurchase Agreement, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (c) within three (3) Business Days after the occurrence thereof, a notice containing information regarding the amount received in connection with any Eligible Asset Dispositions, Debt Issuances, Equity Issuances or Recovery Event;

            (d) promptly upon receipt thereof, a copy or summary of any report or "management letter" submitted or presented by independent accountants to the Borrowers or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

            (e) promptly upon their becoming available, copies of (i) all press releases and other statements made available generally by the Borrowers to the public concerning material developments in the business of the Borrowers and their Subsidiaries and (ii) any non-routine correspondence or official notices received by the Borrowers or any of their Subsidiaries from any Governmental Authority which regulates the operations of the Borrowers or its Subsidiaries which is likely to have a Material Adverse Effect; and

            (f) promptly, any material report or material notice received by the Borrowers or their Subsidiaries with respect to any Eligible Asset and such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

      Section 5.05 No Other Negative Pledge. None of the Borrowers or any of their Subsidiaries that is an SPE Entity shall grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts, or purports to prohibit or restrict, the granting of any security interest, Lien or other encumbrance on any of the assets or properties of the Borrowers or any SPE Entity; provided, however, that the foregoing shall not apply to (a) Section
5.02 hereof or the Negative Pledge Agreement to be entered into in connection herewith or (b) any other pledge or grant of any security interest, Lien or other encumbrance on any of the assets or properties of the Borrowers or any SPE Entity approved by the Agent in its sole discretion.

      Section 5.06 Escrowed Funds. On or before any Borrowing Date, the Borrowers shall deliver to the Agent such information as the Agent may reasonably request with respect to each Eligible Asset for which any portion of the Purchase Price consists of Escrowed Funds.

      Section 5.07 Recourse Loans. None of the Borrowers shall incur any other recourse Indebtedness (other than as permitted by Agent) or guaranty the Indebtedness of any other party (other than pursuant to the Repurchase Agreement), provided that Borrowers shall be entitled to execute non recourse Indebtedness or non recourse carve-out guarantees on behalf of the Borrowers' Subsidiaries of the type typically required by institutional mortgage lenders.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

      Section 6.01 Events of Default.

            An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

            (a) Payment Default. The Borrowers shall fail to pay any principal on any Loan or Revolving Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan or Revolving Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof.

            (b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Loan Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.

            (c) Covenant Default. (i) The Borrowers shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Article V hereof; or (ii) the Borrowers shall fail to comply with any other covenant contained in this Loan Agreement or the other Loan Documents or any other agreement, document or instrument among the Borrowers, the Administrative Agent and the Lenders or executed by the Borrowers in favor of the Administrative Agent or the Lenders (other than as described in Sections 6.01(a) or 6.01(c)(i)), and such breach or failure to comply is not cured within thirty (30) days after receipt of notice thereof.

            (d) Debt Cross-Default. (i) (A) The occurrence of a default or an event of default under any Obligations, (ii) the Borrowers shall fail to pay beyond any applicable grace period (not to exceed five (5) Business Days), a matured obligation of at least $5,000,000 on any Indebtedness (other than Loans); (iii) the Borrowers shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity if the aggregate amount of such Indebtedness is at least $5,000,000.

            (e) Other Cross-Defaults. The Borrowers or any of their Subsidiaries shall default in the payment when due or in the performance or observance of any obligation or condition of any Material Contract and such failure to pay or perform or observe such other obligation or condition (i) involves the failure to pay a matured obligation of at least $5,000,000, or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is at least $5,000,000, and continues unremedied for a period of five (5) Business Days after notice of the occurrence of such default.

            (f) Bankruptcy Default. (i) The Borrowers shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrowers shall make a general assignment for the benefit of creditors; or (ii) there shall be commenced against the Borrowers any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrowers any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrowers shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrowers shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

            (g) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against the Borrowers or any of their Subsidiaries (and, solely with respect to the Borrowers and not in respect of their Subsidiaries, involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of more than $5,000,000 or more (or solely with respect to any Subsidiary and not in respect of the Borrowers, involving a liability of more than $250,000)) and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within ninety (90) days from the entry thereof.

            (h) ERISA Default. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrowers, any of their Subsidiaries or any ERISA Affiliate,
(iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Requisite Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrowers, any of their Subsidiaries or any ERISA Affiliate shall, or in the reasonable opinion of the Requisite Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

            (i) Change of Control. A Change of Control shall have occurred.

            (j) Failure of Loan Documents. This Loan Agreement or any other Loan Document or any provision hereof or thereof shall cease to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby, or the Borrowers or any Person acting by or on behalf of the Borrowers shall deny or disaffirm such Person's obligations under this Loan Agreement or any other Loan Document.

      Section 6.02 Acceleration; Remedies.

            Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 6.01(f) above, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Loan Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, subject to the terms of Section 6.03, with the written consent of the Requisite Lenders, the Administrative Agent may, or upon the written request of the Requisite Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; (ii) by notice of default to the Borrowers declare the Loans (with accrued interest thereon) and all other amounts owing under this Loan Agreement and the Revolving Notes to be due and payable forthwith and/or (iii) exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and applicable law. Except as expressly provided above in this
Section 6.02, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

      Section 6.03 Notice of Default.

            The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Loan Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Requisite Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Loan Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Requisite Lenders, or all of the Lenders, as the case may be.

      Section 6.04 Non-Reliance on Administrative Agent and Other Lenders.

            Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Loan Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its Affiliates.

      Section 6.05 Indemnification.

            The Lenders agree to indemnify the Agent in its capacity hereunder (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Notes be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 6.05 shall survive the termination of this Loan Agreement and payment of the Revolving Notes, and all other amounts payable hereunder.

      Section 6.06 The Administrative Agent in Its Individual Capacity.

            The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made or renewed by it and any Revolving
Note issued to it, the Administrative Agent shall have the same rights and powers under this Loan Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

      Section 6.07 Successor Administrative Agent.

            The Administrative Agent may resign as Administrative Agent upon 30 days' prior written notice to the Borrowers and the Lenders provided there exists at such time Lenders other than the Initial Lender. If the Administrative Agent shall resign as Administrative Agent under this Loan Agreement and the other Loan Documents, then the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be approved by the Borrowers (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Loan Agreement or any holders of the Revolving Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty (30) days after the retiring Administrative Agent's giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent, which successor shall be approved by the Borrowers (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing; provided that such successor administrative agent has minimum capital and surplus of at least $50,000,000. If no successor administrative agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent's giving notice of resignation, the retiring Administrative Agent's resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the indemnification provisions of this Loan Agreement and the other Loan Documents and the provisions of this
Article VI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Loan Agreement.

      Section 6.08 Other Agents.

            None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "book runner," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right (except as expressly set forth herein), power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Loan Agreement or in taking or not taking action hereunder.

                                  ARTICLE VII

                            THE ADMINISTRATIVE AGENT

      Section 7.01 Appointment.

            Each Lender hereby irrevocably designates and appoints Initial Lender as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Initial Lender, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

      Section 7.02 Delegation of Duties.

            The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrowers and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

      Section 7.03 Exculpatory Provisions.

            Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of their respective subsidiaries or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrowers or any of their respective subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrowers or any of their respective subsidiaries of any of the agreements contained in, or conditions of, this Loan Agreement, or to inspect the properties, books or records of the Borrowers or any of their respective subsidiaries.

      Section 7.04 Reliance by Administrative Agent.

            (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes unless an executed Commitment Transfer Supplement has been filed with the Administrative Agent pursuant to Section 9.03(c) with respect to the Loans evidenced by such Revolving Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Requisite Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Notes.

            (b) For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

                                  ARTICLE VIII

                           JOINT AND SEVERAL LIABILITY

      Section 8.01 Joint and Several Liability; Full Recourse Obligations.

            (a) Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the Agent and the Lenders to the maximum extent permitted by applicable law for all representations, warranties, covenants, Obligations and indemnities of the Borrowers and of any Subsidiary, including, without limitation, the SPE Entities, arising under this Loan Agreement and the other Loan Documents, as applicable.

            (b) Each Borrower hereby agrees that, to the extent the other Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against the other Borrower which has not paid its proportionate share of such payment; provided, however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Borrower to the Agent, and, notwithstanding any payment or payments made by Borrower (the "paying Borrower") hereunder or any set-off or application of funds of the paying Borrower by the Agent, the paying Borrower shall not be entitled to be subrogated to any of the rights of the Agent against any other Borrower or any collateral security or guarantee or right of offset held by the Agent, nor shall the paying Borrower seek or be entitled to seek any contribution or reimbursement from the other Borrower in respect of payments made by the paying Borrower hereunder, until all amounts owing to the Agent by the Borrower under the Loan Documents are paid in full. If any amount shall be paid to the paying Borrower on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Borrower in trust for the Agent, segregated from other funds of the paying Borrower, and shall, forthwith upon receipt by the paying Borrower, be turned over to the Agent in the exact form received by the paying Borrower (duly indorsed by the paying Borrower to the Agent, if required), to be applied against amounts owing to the Agent by the Borrowers under the Loan Documents, whether matured or unmatured, in such order as the Agent may determine.

            (c) Each Borrower shall remain obligated under this Section 8.01 notwithstanding that, without any reservation of rights against such Borrower and without notice to or further assent by such Borrower, any demand by the Agent for payment of any amounts owing to the Agent by the other Borrower under the Loan Documents may be rescinded by the Agent and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent for the payment of amounts owing to the Agent by the Borrowers under the Loan Documents may be sold, exchanged, waived, surrendered or released. The Agent shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to the Agent by the Borrowers under the Loan Documents, or any property subject thereto. When making any demand hereunder against any Borrower, the Agent may, but shall be under no obligation to, make a similar demand on the other Borrower, and any failure by the Agent to make any such demand or to collect any payments from the other Borrower, or any release of such other Borrower shall not relieve any Borrower in respect of which a demand or collection is not made or the Borrowers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent against the Borrowers. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

            (d) Each Borrower waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to the Agent by any other Borrower under the Loan Documents and notice of or proof of reliance by the Agent upon such Borrower or acceptance of the obligations of such Borrower under this Section 8.01, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of the Borrowers under this Section 8.01, and all dealings between the Borrowers, on the one hand, and the Agent, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of the Borrowers under this Section 8.01. Each Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Borrower with respect to any amounts at any time owing to the Agent or any Lender by such Borrower under the Loan Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Loan Documents. Each Borrower understands and agrees that it shall continue to be liable under this Section 8.01 without regard to (a) the validity, regularity or enforceability of any other provision of this Agreement or any other Loan Document, any amounts at any time owing to the Agent by the Borrowers under the Loan Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Borrowers, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers against the Agent, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for any amounts owing to the Agent by the Borrowers under the Loan Documents, or of the Borrowers under this Agreement, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrowers, the Agent may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrowers or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by the Agent to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrowers of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent against the Borrowers.

            (e) The Obligations are full recourse obligations to each Borrower and the Borrowers hereby forever waive, demise, acquit and discharge any and all defenses, and shall at no time assert or allege any defense, to the contrary.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.01 Amendments, Waivers and Release of Collateral.

            Neither this Loan Agreement, nor any of the Revolving Notes, nor any of the other Loan Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrowers be released except in accordance with the provisions of this Section 9.01. The Requisite Lenders may, or, with the written consent of the Requisite Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Loan Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Requisite Lenders may specify in such instrument, any of the requirements of this Loan Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

            (i) reduce the amount or extend the scheduled date of maturity of any Loan or Revolving Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate which shall be determined by a vote of the Requisite Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.03(b), nor any amendment of Section 2.03(b) or the definitions of Equity Issuance, Debt Issuance or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Revolving Note; or

                  (i) amend, modify or waive any provision of this Section 9.01 or reduce the percentage specified in the definition of Requisite Lenders, without the written consent of all the Lenders; or

                  (ii) amend, modify or waive any provision of Article VIII
            without the written consent of the Administrative Agent; or

                  (iii) release the Borrowers or any guarantor from its
            obligations hereunder, without the written consent of all of the Lenders and, with respect to such guarantor, any counterparty to Interest Rate Protection Agreements; or

                  (iv) release all or substantially all of the Collateral
            without the written consent of all of the Lenders and any counterparty to Interest Rate Protection Agreements; or

                  (v) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

                  (vi) permit the Borrowers to assign or transfer any of its rights or obligations under this Loan Agreement or other Loan Documents without the written consent of all of the Lenders; or

                  (vii) amend, modify or waive any provision of the Loan
            Documents requiring consent, approval or request of the Requisite Lenders or all Lenders without the written consent of the Requisite Lenders or all Lenders, as appropriate; or

                  (viii) amend, modify or waive the order in which Obligations are paid in Section 2.06(b) without the written consent of each Lender directly affected thereby; or

                  (ix) without the consent of Lenders having Revolving
            Commitment Percentages in the aggregate more than 50% amend, modify or waive Section 3.02 or any other provision of this Loan Agreement if the effect of such amendment or waiver is to require Lenders to make Loans when such Lenders would not otherwise be required to do so; or

                  (x) amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each counterparty to an Interest Rate Protection Agreement directly affected thereby;

            provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Loan Document shall in any event be effective, unless in writing and signed by the Administrative Agent as applicable, in addition to the Lenders required hereinabove to take such action.

            Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Revolving Notes. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article VII; provided, however, that the Administrative Agent will provide written notice to the Borrowers of any such amendment, modification or waiver. In addition, the Borrowers and the Lenders hereby authorize the Administrative Agent to modify this Loan Agreement by unilaterally amending or supplementing Schedule 1.01(B), which should contain a listing of all Lenders and their respective Commitments from time to time in the manner requested by the Borrowers, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

            Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of
Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Requisite Lenders may consent to allow the Borrowers to use cash collateral in the context of a bankruptcy or insolvency proceeding.

      Section 9.02 Survival of Representations and Warranties.

            All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Loan Agreement and the Revolving Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Revolving Commitments have been terminated and all amounts owing hereunder and under any Revolving Notes have been paid in full.

      Section 9.03 Successors and Assigns; Participations; Purchasing Lenders.

            (a) This Loan Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Loan Agreement or the other Loan Documents without the prior written consent of each Lender.

            (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Revolving Note held by such Lender, any Revolving Commitment of such Lender, or any other interest of such Lender hereunder, in each case in minimum amounts of $5,000,000 (or, if less, the entire amount of such Lender's obligations, Revolving Commitments or other interests). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Loan Agreement to the other parties to this Loan Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Note for all purposes under this Loan Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Loan Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Loan Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Revolving Note or any installment thereon in which such Participant is participating (it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.03(b), nor any amendment of Section 2.03(b) or the definitions of Debt Issuance or Equity Issuance shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Revolving Note), or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without consent of a Participant if such Participant's participation is not increased as a result thereof), (ii) release any guarantor from its obligations hereunto, (iii) release any material portion of the Collateral, or (iv) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Loan Agreement. In the case of any such participation, the Participant shall not have any rights under this Loan Agreement or any of the other Loan Documents (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12 and
9.04 with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, sell or assign to any Lender or any affiliate thereof and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), to one or more additional banks, insurance companies or other financial institutions or any funds investing in bank loans ("Purchasing Lenders"), all or any part of its rights and obligations under this Loan Agreement and the Revolving Notes in minimum amounts of $5,000,000 (or, if less, the entire amount of such Lender's obligations), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an existing Lender, an Affiliate of an existing Lender or an Approved Fund shall not require the consent of the Administrative Agent or the Borrowers nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Revolving Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Loan Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Loan Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Loan Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Loan Agreement and the Revolving Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the Revolving Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Revolving Notes to the order of such Purchasing Lender in an amount equal to the Revolving Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Revolving Commitment hereunder, new Revolving Notes to the order of the transferor Lender in an amount equal to the Revolving Commitment retained by it hereunder. Such new Revolving Notes shall be dated the Closing Date and shall otherwise be in the form of the Revolving Notes replaced thereby. The Revolving Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked "canceled."

            (d) The Administrative Agent shall maintain at its principal office a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Loan Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender (except for any assignment by a Lender to an Affiliate of such Lender), as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement and (ii) record the information contained therein in the Register.

            (f) Each Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrowers and their Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Loan Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender's credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Loan Agreement, in each case subject to Section 9.13.

            (g) At the time of each assignment pursuant to this Section 9.03 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a 2.12 Certificate) described in Section 2.12.

            (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Loan Agreement (including, without limitation, any right to payment of principal and interest under any Revolving
Note) to any Federal Reserve Bank in accordance with applicable laws.

      Section 9.04 Adjustments.

            (a) Each Lender agrees that if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6.01(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

      Section 9.05 Indemnification and Expenses. Each Borrower, jointly and severally, agrees to indemnify and hold harmless Agent, Initial Lender and each other Lender and each of their respective affiliates and Subsidiaries and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against Costs that may be incurred by or asserted or awarded against any Indemnified Party, in each case relating to or arising out of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, except for claims by an Indemnified Party against another Indemnified Party or to the extent such Cost is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrowers, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether any transaction contemplated hereby is consummated. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any agreement relating to any Purchased Asset following a Default or Event of Default, each Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Borrower. Each Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party's actual and reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Agent's rights under this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

            (b) Each Borrower shall, whether any transaction contemplated hereby is consummated: (i) pay as when billed by the Agent, and in any event within three (3) days after demand from the Agent, all reasonable out-of-pocket costs and expenses (including, without limitation, all actual and reasonable fees and disbursements of outside legal counsel) (A) of the Agent in connection with, the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, any other Loan Document or any other documents prepared in connection herewith or therewith and the documents and instruments referred to herein and therein (including, without limitation, all reasonable fees, disbursements and expenses of Dechert LLP incurred as of the date of this Agreement) and (B) of the Agent in connection with the enforcement of this Agreement and the other Loan Documents and any amendment, waiver or consent relating hereto or thereto and the documents and instruments referred to herein and therein; (ii) pay and hold the Agent harmless from and against any and all present and future stamp, documentary, issue, sales and use, value added, property and other similar taxes (other than taxes imposed on net income) with respect to the matters described in foregoing clause (i) and hold the Agent harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iii) indemnify each Indemnified Party from and hold each of them harmless against any and all Costs incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, the use of the proceeds of any transaction hereunder or the consummation of any transactions contemplated herein or in any other Loan Document, including, without limitation, any environmental liabilities with respect to any real estate or other assets held by the Borrowers or any of their Affiliates (but excluding any such Costs to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

            (c) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of each Borrower contained in this Section 9.05 shall survive the repayment of all amounts owing to the Agent by the Borrowers under the Loan Documents and the termination of the commitment of the Agent hereunder, for a period not to exceed, for any claim or potential claim under this Section 9.05, the applicable statute of limitations for such claim.

      Section 9.06 Notices and Other Communications. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Article III (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by facsimile transmission or telecopy (upon receipt of confirmation) or personally delivered or, in the case of a mailed notice, upon receipt.

      Section 9.07 Entire Agreement; Severability. This Agreement together with the other Loan Documents constitute the entire understanding among the Borrowers, the Agent and the Initial Lender with respect to the subject matter it covers and shall supersede any existing agreements between the parties with respect to the subject matter hereto. By acceptance of this Agreement, the parties acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

      Section 9.08 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      Section 9.09 SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

            (A) ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWERS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH THE BORROWERS ARE A PARTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER, FOR ITSELF, IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS AS SHOWN ON THE SIGNATURE PAGE OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY SELLER IN ANY OTHER JURISDICTION.

            (B) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            (C) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WHETHER ORAL OR WRITTEN) OR OTHER ACTIONS OF ANY PARTY, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY ACTION OF THE AGENT RELATING TO THE ADMINISTRATION OR THE ENFORCEMENT OF THE LOAN DOCUMENTS, AND NONE OF THE PARTIES HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL, CANNOT BE OR HAS NOT BEEN WAIVED.

            (D) EXCEPT AS PROHIBITED BY LAW, EACH BORROWER, FOR ITSELF, HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER, FOR ITSELF, CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR THE INITIAL LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

            (E) EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

            (F) THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO ANY TRANSACTIONS CONTEMPLATED HEREBY OR ENTERED INTO HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

      Section 9.10 Periodic Due Diligence Review. Each Borrower acknowledges that the Agent has the right to perform continuing due diligence reviews with respect to the Eligible Assets, and the Borrowers agree that upon reasonable (but no less than three (3) Business Days) prior notice unless an Event of Default shall have occurred and be continuing, in which case no notice is required, to the Borrowers, the Agent or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Eligible Asset Files and any and all documents, records, agreements, instruments or information relating to such Eligible Assets in the possession or under the control of such Borrower or its Subsidiaries. Each Borrower also shall make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Eligible Asset Files and the Eligible Assets.

      Section 9.11 Termination of Repurchase Agreement; Extension of Term. The parties intend that this Agreement and the Loan Documents shall be co-terminus with the Repurchase Agreement and that this Loan Agreement shall terminate upon the Termination Date. Upon the full and complete payment, performance and discharge of all obligations of the Borrowers under the Repurchase Agreement (whether in their respective capacities as borrowers or guarantors thereunder), all Obligations of the Borrowers hereunder shall become immediately due and payable. All amounts received by the Agent from the Borrowers, as applicable, in respect of such termination of this Loan Agreement and the other Loan Documents shall be applied in the manner contemplated in Section 2.03(b)(v). The Borrowers shall have the right to terminate this Agreement at any time without the consent of the Lenders or the Agent if there are no Loans outstanding hereunder.

      Section 9.12 Legal Matters.

            (a) If there is any conflict between the terms of this Agreement or any other Loan Document this Agreement shall prevail.

            (c) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

            (d) The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

            (e) Each Borrower hereby acknowledges that:

            (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (ii) neither the Agent nor the Initial Lender has any fiduciary relationship to any Borrower; and

            (iii) no joint venture exists between the Agent or the Initial Lender, on the one hand, and the Borrowers, on the other hand.

      Section 9.13 Confidentiality. Each Borrower and the Agent hereby acknowledge and agree that all information regarding the terms set forth in any of the Loan Documents (the "Confidential Terms") shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws and regulations including, without limitation, federal securities laws and regulations applicable to any Borrower or their respective Affiliates, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of a Default or an Event of Default, the Agent determines such information to be necessary or desirable to disclose in connection with the enforcing or exercising the Agent's rights hereunder; provided that nothing herein shall prevent any party from disclosing any such information (i) to any other party to this Agreement, (ii) to any Transferee or potential Transferee which agrees to comply with the provisions of this Section, or (iii) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors or other Persons deemed necessary or appropriate in the reasonable judgment of the disclosing party, in each case who are made aware of and instructed to comply with the provisions of this Section 9.13; and, provided, further that no disclosure made with respect to any Loan Document shall include a copy of such Loan Document to the extent that a summary would suffice in lieu thereof and in the event that it is necessary for a copy of any Loan Document to be disclosed, the specific terms set forth in such Loan Document with respect to fees, pricing, advance rates, financial covenants and the like shall be redacted therefrom prior to disclosure of such Loan Document unless otherwise explicitly required to comply with any laws or regulations. The provisions set forth in this section shall survive the termination of this Agreement for a period of one year following such termination.

      Section 9.14 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Borrower hereby grants to the Agent and the Lenders a right of offset, to secure repayment of all amounts owing to the Agent and the Lenders by the Borrowers under the Loan Documents, upon any and all monies, securities, collateral or other property of such Borrower and the proceeds therefrom, now or hereafter held or received by the Agent, the Lenders or any entity under the control of the Agent or the Lenders and their respective successors and assigns (including, without limitation, branches and agencies of the Agent, or Lenders wherever located), for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower at any time existing. The Agent and each Lender is hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to the Borrowers, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to the Agent or Lenders by the Borrowers under the Loan Documents, irrespective of whether the Agent or Lenders shall have made any demand hereunder and regardless of any other collateral securing such amounts. Each Borrower shall be deemed directly indebted to the Agent and each Lender in the full amount of all amounts owing to the Agent and the Lenders by the Borrowers under this Agreement, the Notes and the other Loan Documents, and the Agent and Lenders shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR LENDERS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO THE AGENT OR LENDERS BY THE BORROWERS UNDER THE LOAN DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH BORROWER.

      Section 9.15 Treatment of Certain Information. Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Agreement, the other Loan Documents or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

                                 BORROWERS

                                 CAPLEASE, LP

                                 By: CLF OP GENERAL PARTNER LLC, its
                                     General Partner

                                     By: Capital Lease Funding, Inc., the sole
                                         member of CLF OP GENERAL
                                         PARTNER LLC

                                 By: /s/ Robert C. Blanz
                                 Name: Robert C. Blanz
                                 Title: Senior Vice President

                                     Address for Notices:
                                     110 Maiden Lane
                                     New York, NY 10005
                                     Attn: Paul H. McDowell
                                     Facsimile No. (212) 217-6301

                                 CAPITAL LEASE FUNDING, INC.

                                 By: /s/ Robert C. Blanz
                                 Name: Robert C. Blanz
                                 Title: Senior Vice President

                                     Address for Notices:
                                     110 Maiden Lane
                                     New York, NY 10005
                                     Attn: Paul H. McDowell
                                     Facsimile No. (212) 217-6301

                                 CAPLEASE SERVICES CORP.

                                 By: /s/ Robert C. Blanz
                                 Name: Robert C. Blanz
                                 Title: Senior Vice President

                                     Address for Notices:
                                     110 Maiden Lane
                                     New York, NY 10005
                                     Attn: Paul H. McDowell
                                     Facsimile No. (212) 217-6301

                                      -S-1-

                                                                CapLease Funding
                                                 $25.0M Revolving Loan Agreement

                                 ADMINISTRATIVE AGENT

                                 WACHOVIA INVESTMENT HOLDINGS, LLC

                                    By: /s/ Marianne Hickman
                                        Name:    Marianne Hickman
                                        Title:   Director

                                        Address for Notices:
                                        -------------------
                                        301 South College Street
                                        Charlotte, North Carolina 28288
                                        Attn:  R. Steven Hall
                                        Facsimile No.:  (704) 715-0066

                                 INITIAL LENDER

                                 WACHOVIA INVESTMENT HOLDINGS, LLC

                                    By: /s/ Marianne Hickman
                                        Name:    Marianne Hickman
                                        Title:   Director

                                        Address for Notices:
                                        -------------------
                                        301 South College Street
                                        Charlotte, North Carolina 28288
                                        Attn:  R. Steven Hall
                                        Facsimile No.:  (704) 715-0066

                                      -S-2-

                                                                CapLease Funding
                                                 $25.0M Revolving Loan Agreement